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                                                               Exhibit (a)(1)(G)


                                                                   [EMDEON LOGO]


Contacts:
Investors:                                                     Media:
Risa Fisher                                                    Jennifer Meyer
rfisher@emdeon.com                                             jmeyer@emdeon.com
(201)-414-2002                                                 (212) 624-3912


                          EMDEON CORPORATION ANNOUNCES
                        COMMENCEMENT OF ITS TENDER OFFER

      ELMWOOD PARK, NJ (NOVEMBER 23, 2005) -- EMDEON CORPORATION (NASDAQ:HLTH) announced today that it has commenced its tender offer to purchase up to 60,000,000 shares of its common stock at a price per share of $8.20.

      The number of shares proposed to be purchased in the tender offer represents approximately 17.4% of the Company's currently outstanding shares. The last reported sales price per share of the Company's common stock on the Nasdaq National Market on November 22, 2005 was $7.75 per share.

      The Company's directors and executive officers have advised the Company that they do not intend to tender any of their shares in the tender offer.

      The tender offer will expire at 12:00 midnight, New York City time, on Wednesday, December 21, 2005, unless extended by the Company. Tenders of shares must be made on or prior to the expiration of the tender offer and may be withdrawn at any time on or prior to the expiration of the tender offer.

      The tender offer is subject to a number of terms and conditions described in the offer to purchase that is being distributed to stockholders, including that a minimum of 27,500,000 shares be properly tendered and not properly withdrawn in the Offer.

      On the terms and subject to the conditions of the tender offer, the Company's stockholders will have the opportunity to tender some or all of their shares at a price of $8.20 per share. If stockholders properly tender and do not properly withdraw more than 60,000,000 shares, the Company will purchase shares tendered by those stockholders owning fewer than 100 shares, without pro ration, and all other shares tendered will be purchased on a pro rata basis, subject to the conditional tender offer provisions described in the offer to purchase that is being distributed to stockholders. Stockholders whose shares are purchased in the tender offer will be paid $8.20 per share, net in cash, without interest, promptly after the expiration of the tender offer period.

      None of the Company, its Board of Directors or the information agent makes any recommendations to stockholders as to whether to tender or refrain from tendering their shares into the tender offer. Stockholders must decide how many shares they will tender, if any.

      The information agent for the tender offer is Innisfree M&A Incorporated. The depositary is American Stock Transfer & Trust Company. The offer to purchase, letter of transmittal and related documents are being mailed to stockholders of record and also will be made available for distribution to beneficial owners of the Company's common stock. For questions and information, please call the information agent toll free at 1-888-750-5834.

      THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF EMDEON CORPORATION COMMON STOCK. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT THE COMPANY WILL SHORTLY BE DISTRIBUTING TO ITS STOCKHOLDERS AND FILING WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. STOCKHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE, LETTER


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OF TRANSMITTAL AND OTHER DOCUMENTS THAT THE COMPANY WILL SHORTLY BE FILING WITH
THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION'S WEBSITE AT WWW.SEC.GOV OR BY CALLING INNISFREE M&A INCORPORATED, THE INFORMATION AGENT FOR THE TENDER OFFER, TOLL-FREE AT 1-888-750-5834. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

      Emdeon (Nasdaq: HLTH) is a leading provider of business, technology and information solutions that transform both the financial and clinical aspects of healthcare delivery. At the core of Emdeon's vision is the commitment to connect providers, payers, employers, physicians and consumers in order to simplify business processes, to provide actionable knowledge at the right time and place and to improve healthcare quality.

      Emdeon Business Services provides revenue cycle management and clinical communication solutions that enable payers, providers and patients to improve healthcare business processes. Emdeon Practice Services provides physician practice management and electronic health record software and services that increase practice efficiency and enhance patient care. WebMD Health (Nasdaq:
WBMD) provides health information services for consumers, physicians, healthcare professionals, employers and health plans through its public and private online portals and health-focused publications. Porex is a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications.

                         *****************************

All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; the amount and timing of the benefits expected from strategic initiatives and acquisitions or from deployment of new or updated technologies, products, services or applications; and other potential sources of additional revenue. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; operational difficulties relating to combining acquired companies and businesses; our ability to form and maintain mutually beneficial relationships with customers and strategic partners; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries, including matters relating to the Health Insurance Portability and Accountability Act of 1996 (HIPAA); and our ability to attract and retain qualified personnel. Further information about these matters can be found in our Securities and Exchange Commission filings. We expressly disclaim any intent or obligation to update these forward-looking statements.

                         *****************************

WebMD(R), WebMD Health(R), Endeon(TM), Emdeon Business Services(TM), Emdeon Practice Services(TM) and POREX(R) are trademarks of Emdeon Corporation or its subsidiaries.


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